Exhibit 99.2(m)



        THE TOPIARY OFFSHORE FUND FOR BENEFIT PLAN INVESTORS (BPI) LDC
                  APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

A. The Topiary Offshore Fund for Benefit Plan Investors (BPI) LDC (the "Offshore Fund") is a limited duration company organized under the laws of the Cayman Islands, with its registered office located at c/o Caledonian Bank & Trust Limited, Caledonian House, P.O. Box 1043 GT, 69 Dr. Roy's Drive, George Town, Grand Cayman, Cayman Islands, and its principal place of business located at c/o DB Absolute Return Strategies, 25 DeForest Avenue, Summit, New Jersey 07901.

B. The Offshore Fund designates and appoints PFPC Trust Company ("Agent"), located at 8800 Tinicum Boulevard, 3rd Floor,
         Philadelphia, Pennsylvania 19153, as the agent of the Offshore Fund upon whom may be served any process, pleadings, subpoenas, or other papers in:

         1. any investigation or administrative proceeding conducted by the U.S. Securities and Exchange Commission (the "Commission"); and

         2. any civil suit or action brought against the Offshore Fund or to which the Offshore Fund has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding, or cause of action arises out of or relates to concerns (i) any offering made or purported to be made in connection with the securities of the Offshore Fund or (ii) any purchase or sales of any security in connection therewith. The Offshore Fund stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon such Agent, and that service of an administrative subpoena shall be effected by service upon such Agent, and that any service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

C. The Offshore Fund stipulates and agrees to appoint a successor agent for service of process and execute and file an amended "Appointment of Agent for Service of Process" if the Offshore Fund discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Offshore Fund at any time until six years have elapsed from the date of the last sale of the securities of the Offshore Fund.

D. The Offshore Fund further undertakes to advise the Commission of any change to the Agent's name or address during the applicable period described in paragraph C.

E. The Offshore Fund undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities of the Offshore Fund or transactions in the securities of the Offshore Fund.



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The Offshore Fund certifies that it has duly caused this power of attorney, consent, stipulation, and agreement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Summit, State of New Jersey, United States of America, this 16th day of September, 2004.

                               THE TOPIARY  OFFSHORE FUND FOR BENEFIT PLAN
                               INVESTORS (BPI) LDC

                               By:  THE TOPIARY FUND FOR BENEFIT PLAN
                               INVESTORS (BPI) LLC, its managing member



                               By:  /s/ John H. Kim
                                  -----------------------------------------
                                  Name: John H. Kim
                                  Title: Assistant Secretary

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